Exhibit 10.41

LANZATECH U.S. EXECUTIVE SEVERANCE PLAN

Effective [EFFECTIVE DATE]

TABLE OF CONTENTS

SECTION 1. INTRODUCTION		1
1.1	Purpose	1
1.2	Effective Date	1

SECTION 2. DEFINITIONS AND CONSTRUCTION		1
2.1	Definitions	1
2.2	Construction	6

SECTION 3. PARTICIPATION		6
3.1	Commencing Participation	6
3.2	Duration of Participation	6

SECTION 4. SEVERANCE BENEFITS		6
4.1	In General	6
4.2	Severance Pay	7
4.3	COBRA Subsidy	7
4.4	Prorated Bonus	8
4.5	Offset of Severance Pay	8
4.6	Application of Section 4999	8

SECTION 5. PIIA AND COOPERATION		9
5.1	In General	9
5.2	Cooperation	9
5.3	Forfeiture and Recoupment	9

SECTION 6. RELEASE		9

SECTION 7. NATURE OF PARTICIPANT’S INTEREST IN THE PLAN		9
7.1	Status of Plan	9
7.2	No Right to Assets	10
7.3	Nonassignability	10
7.4	No Rights upon Death or Disability	10
7.5	Not a Contract of Employment	10
7.6	Withholding and Tax Liabilities	10

SECTION 8. ADMINISTRATION OF THE PLAN		10
8.1	Authority and Powers of the Administrator	10
8.2	Binding Effect of Decisions	11
8.3	Agents	11
8.4	Indemnity of the Administrator	11
8.5	Employer Information	11
8.6	Payment on Behalf of Person Unable to Manage Affairs	11
8.7	Amendment, Suspension, and Termination	12
8.8	Severability	12
8.9	Successors	12
8.10	Section 409A	12
8.11	Governing Law	13
8.12	Notices, Delivery, and Signature	13
8.13	Complete Statement of Plan	14

SECTION 9. CLAIMS AND APPEALS		14
9.1	In General	14
9.2	Time Limit on Commencing Litigation and Forum Selection	14
9.3	Interpretation	15

EXHIBIT A. GENERAL RELEASE		1

ADDENDUM		1

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Section 1.

Introduction

1.1Purpose

The purpose of the Plan is to provide severance benefits to a select group of management and highly compensated employees, within the meaning of Title I of ERISA, whose employment is terminated under certain circumstances. The Plan is an unfunded welfare plan.

1.2Effective Date

The Plan is effective for any Qualifying Termination that occurs on or after the Effective Date. No individual whose employment with the Company terminated before the Effective Date has any right to benefits under the Plan, and no individual whose employment with the Company terminates other than by reason of a Qualifying Termination has any right to benefits under the Plan.

Section 2.

Definitions and Construction

2.1Definitions

The following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)	“Administrator” means (1) the Compensation Committee of the Board; or (2) any other committee or officer designated as Plan Administrator by the Compensation Committee of the Board.

However, at or following a Corporate Transaction, “Administrator” means a committee of three individuals selected by the Compensation Committee of the Board, as such committee was constituted immediately before the Corporate Transaction. If any such individual’s employment or service with the Company terminates for any reason (other than death), such individual shall appoint a replacement in consultation with the remaining members of the committee. If any such individual’s employment or service with the Company terminates due to the individual’s death, the remaining members of the committee shall appoint a replacement.

(b)	“Annual Bonus” means the discretionary annual cash bonus the Participant would have received for the bonus year in which the Participant’s employment terminates.
(c)	“Base Salary” means the Participant’s annual base salary at the rate in effect immediately before the Participant’s Qualifying Termination.

Base Salary does not include any other form of compensation, such as a performance bonus, sign-on bonus, travel bonus, or any other bonus compensation, commission, equity or other incentive compensation, contributions to the Employer’s retirement plans (whether or not tax-qualified), annual leave, severance pay, perquisites, temporary allowances for work away from home, or any relocation bonuses or expense reimbursements.

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In the context of a termination of employment for Good Reason due to a reduction in the employee’s Base Salary, the base salary, for purposes of calculating a Participant’s Severance Pay, is the Participant’s base salary in effect immediately before the reduction that gave rise to the Good Reason termination.

(d)	“Board” means the Board of Directors of the Company.
(e)	“Cause” means, as determined by the Participant’s employer, the Participant’s:
(i)	performance of any act or failure to perform any act in bad faith and to the material detriment of the Company Group;
(ii)

unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company Group (including the improper use or disclosure of confidential or proprietary information);

(iii)

act of dishonesty, intentional misconduct, breach of fiduciary duty for personal profit, or material breach of or failure to abide by the terms of any agreement with the Company Group (including the Company’s code of conduct or other policies, including policies relating to confidentiality and reasonable workplace conduct);

(iv)

conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which impairs the Participant’s ability to perform the Participant’s duties with the Company Group;

(v)	willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate; or
(vi)	engagement in sexual harassment while providing services to the Company Group;

provided, that if a Participant has an individual agreement with the Employer that includes a definition of “cause,” the definition of cause in such agreement (rather than the definition in this Section 2.1(e)) shall apply with respect to such Participant’s rights under the Plan.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.
(g)	“Company” means LanzaTech Global, Inc., a Delaware corporation, and any successors or assigns.
(h)	“Company Group” means the Company and any subsidiary or affiliate thereof.
(i)	“Corporate Transaction” means the occurrence of one or more of the following events:
(i)

a transaction or series of related transactions in which any person (within the meaning of section 13(d)(3) or 14(d)(2)) of the Exchange Act, other than any person who prior to such transaction or series of related transactions owns more than a majority of the Company’s common stock, becomes the beneficial owner

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(within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; unless the stockholders of the Company immediately before such transaction or series of related transactions own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such transaction or series of related transactions;

(ii)

a consolidation or merger of the Company with or into another entity or a similar transaction involving the Company, unless the stockholders of the Company immediately before such consolidation, merger, or other transaction own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation or merger;

(iii)

during any twelve-month period, individuals who constitute the Board at the beginning of the twelve-month period cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Section 2.1(i)(iii), each director who is first elected by the Board (or first nominated by the Board for election by the stockholders) by a vote of at least a majority of the directors who were directors at the beginning of the twelve-month period shall be deemed to have also been a director at the beginning of such period;

(iv)

the sale, lease, exclusive license, or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company, other than to an entity of which the stockholders of the Company immediately before such sale, lease, exclusive license, or other disposition own, directly or indirectly, a majority of the combined voting power of the outstanding voting securities in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license, or other disposition; or

(v)	the liquidation, dissolution, or winding up of the Company.

For the avoidance of doubt, a transaction will not constitute a Corporate Transaction if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences under Section 409A, a transaction will not be deemed a Corporate Transaction unless the transaction qualifies as a change in control event within the meaning of Section 409A.

(j)

“Corporate Transaction Termination” means a Qualifying Termination that occurs during the period that begins thirty (30) days before a Corporate Transaction and ends two-years after a Corporate Transaction.

(k)

“Disability” means (1) for Participants who also participate in the Company’s long-term disability plan, “Totally Disabled” within the meaning of the Company’s long-term disability plan; and (2) for all other Participants, disability within the meaning of the United States federal Social Security Act.

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(l)	“Effective Date” means [•].
(m)

“Eligible Employee” means an employee of the Company (i) whose seniority level is vice president or above, (ii) whose services are subject to taxation under the Federal Insurance Contributions Act or similar federal statue, (iii) who is paid through the Company’s U.S. payroll, and (iv) who is designated in writing by the Administrator as eligible to participate in the Plan.

(n)	“Employer” means the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Compensation Committee to participate in the Plan.
(o)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)

“Good Reason” means a Participant’s separation from service as a result of the occurrence of any of the events listed below; provided, that (A) the Participant must provide written notice to the Employer of the existence of a condition for Good Reason within sixty (60) days of the initial existence thereof, (B) the Employer must have at least thirty (30) days after receipt of such notice to cure the condition for Good Reason and must fail to do so, and (C) the Participant must terminate employment with the Employer within thirty (30) days of the expiration of such cure period:

(i)

A material diminution in the Participant’s authority, duties, or responsibilities inconsistent with the Participant’s position with the Employer (but excluding transfers of duties and responsibilities to one or more employees as a result of the Company Group’s natural growth), unless the Participant has consented in writing to such diminution; provided, that if there is a Corporate Transaction or other corporate restructuring, the Participant shall not have Good Reason solely on account of the Participant holding materially the same position in the surviving legal entity or business unit as the Participant held before such Corporate Transaction or other corporate restructuring, even if now part of a larger company or conglomerate;

(ii)

A reduction in the Participant’s Base Salary (excluding a reduction that applies to substantially all similarly-situated employees of the Employer), unless the Participant has consented in writing to such reduction;

(iii)

A change by the Employer in the location at which the Participant performs the Participant’s principal duties for the Employer to a new location that is more than forty (40) miles from the location at which the Participant performed the Participant’s principal duties for the Employer immediately prior to such change, unless the Participant has consented in writing to such requirement; or

(iv)

The Participant ceasing to report to a Company employee with the same, equivalent, or more senior job title as the Company employee to whom the Participant reported immediately prior to such change in reporting relationship, unless the Participant has consented in writing to such change in reporting relationship.

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For the avoidance of doubt, if the Participant is placed on paid or unpaid leave during an investigation, for example an investigation into the Participant’s alleged misconduct, that shall not constitute Good Reason. Notwithstanding the forgoing, if a Participant has an individual agreement with the Employer that includes a definition of “good reason,” the definition of good reason in such agreement (rather than the definition in this Section 2.1(q)) shall apply with respect to such Participant’s rights under the Plan.

(r)	“Participant” means an Eligible Employee who is eligible to participate in the Plan under Section 3 (Participation).
(s)	“PIIA” means the Employee Proprietary Information and Inventions Agreement entered into between the Participant and the Company.
(t)	“Plan” means the LanzaTech Executive Severance Plan, as set forth in this document and as amended from time to time.
(u)	“Prorated Bonus” means the benefits described in Section 4.4 (Prorated Bonus).
(v)

“Qualifying Termination” means the involuntary termination of a Participant’s employment with the Company by the Employer (other than for Cause, or due to death or Disability) or the voluntary termination of a Participant’s employment with the Company for Good Reason. A Participant who has been notified by the Employer of the Participant’s termination of employment with the Company does not have a Qualifying Termination until the effective date of such termination as established by the Employer. Any Participant who terminates employment with the Employer voluntarily without Good Reason (or is terminated involuntarily for Cause, or due to death or Disability) before the effective date of the Participant’s termination established by the Employer has not had a Qualifying Termination. The termination of employment at the end of a leave of absence or period of short- or long-term disability as a result of a Participant’s inability or failure to return to the Participant’s prior position in accordance with applicable law is not an involuntary termination of employment, except to the extent required by law.

(w)	“Section” means a section of this Plan and any subsections of that section.
(x)	“Section 409A” means section 409A of the Code, including any Treasury Regulations promulgated thereunder.
(y)	“Severance Benefits” means the Severance Pay, COBRA Subsidy, and the Prorated Bonus, as applicable.
(z)	“Severance Pay” means the benefits described in Section 4.2 (Severance Pay).
(aa)	“COBRA Subsidy” means the benefits described in Section 4.3 (COBRA Subsidy).
(bb)	“WARN Act” means the federal Worker Adjustment and Retraining Notification Act and any similar state or local law.

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2.2Construction

For purposes of the Plan, unless the contrary is clearly indicated by the context:

(a)	the use of the masculine gender shall also include within its meaning the feminine and vice versa,
(b)	the use of the singular shall also include within its meaning the plural and vice versa,
(c)	the word “include” shall mean to include without limitation, and
(d)	the titles, headings, and/or captions of the articles, Sections, or paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of its provisions.

Section 3.

Participation

3.1Commencing Participation

An individual becomes a Participant in the Plan as of the later of (a) the date the individual becomes an Eligible Employee or (b) the Effective Date.

3.2Duration of Participation

(a)	For Participants Who Have a Qualifying Termination

An individual who becomes a Participant and has a Qualifying Termination remains a Participant until the earliest of (i) the date on which the Participant receives the Participant’s final benefit under the Plan; (ii) the deadline for executing the release referenced in Section 6 (Release), if the Participant does not execute the release by such deadline; or (iii) the date on which the Participant revokes the release referenced in Section 6 (Release).

(b)	For Participants Who Have Not Had a Qualifying Termination

An individual who becomes a Participant and has not yet had a Qualifying Termination, remains a Participant until the earliest to occur of (i) the date on which the Participant ceases to be an Eligible Employee (including as a result of a transfer to a non-participating affiliate); (ii) the date as of which the Participant terminates employment other than by a Qualifying Termination; or (iii) the date as of which the Plan is terminated or otherwise amended in any way to exclude the individual’s participation under the Plan.

Section 4.

Severance Benefits

4.1In General

A Participant’s right to receive any severance benefit described in this Section 4 (Severance Benefits) is conditioned upon the Participant (a) experiencing a Qualifying Termination;

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(b) timely executing and not revoking a release and waiver as provided in Section 6 (Release); and (c) complying with the covenants in the Participant’s PIIA, as applicable.

4.2Severance Pay

Except as otherwise specified in the Addendum, a Participant who satisfies the conditions in Section 4.1 (In General) is entitled to receive Severance Pay as described below.

(a)	Amount

Subject to any reduction required by Section 4.5 (Offset of Severance Pay) and/or Section 4.6 (Application of Section 4999), a Participant who satisfies the conditions in Section 4.1 (In General) is entitled to receive Severance Pay in the following amount:

(i)	For a Qualifying Termination: Twelve (12) months of the Participant’s Base Salary.
(ii)	For a Corporate Transaction Termination: Eighteen (18) months of the Participant’s Base Salary.
(b)	Time and Form of Payment

A Participant’s Severance Pay is to be paid to the Participant in the form of a lump sum as soon as administratively practicable following the date on which the release (as described in Section 6 (Release) becomes effective and irrevocable, but no later than March 15th of the year following the year in which the Participant’s Qualifying Termination occurs.

If a Participant who has a Qualifying Termination receives all or a portion of such Participant’s Severance Pay, and the Participant’s Qualifying Termination subsequently becomes a Corporate Transaction Termination, the difference between the Severance Pay received and the Severance Pay owed for a Corporate Transaction Termination will be paid in the form of a lump sum to the Participant within ten (10) business days following the Corporate Transaction.

4.3COBRA Subsidy

Except as otherwise provided in the Addendum and subject to any reduction required by Section 4.6 (Application of Section 4999), if the Participant is enrolled in a group medical plan sponsored by the Company as of the Qualifying Termination, subject to the Participant’s timely election of continuation coverage for medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall pay the portion of the Participant’s COBRA premium attributable to the employer contribution the Employer would pay toward coverage if the Participant were a current employee under the Employer’s group medical plan for a period commencing on the first calendar day of the month following the Qualifying Termination and ending on the earliest to occur of:

(a)	the twelve (12)-month anniversary of the Qualifying Termination;
(b)	the date the Participant becomes eligible for group health coverage through other employment, of which the Participant shall promptly notify the Employer; and

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(c)	the date the Participant’s COBRA continuation coverage terminates.

4.4Prorated Bonus

Except as otherwise specified in the Addendum or an Employer bonus policy that applies to the Participant and would provide a more favorable result, a Participant who satisfies the conditions in Section 4.1 (In General) is entitled to receive a Prorated Bonus as described below.

(a)	Amount

Subject to any reduction required by Section 4.5 (Offset of Severance Pay) and/or Section 4.6 (Application of Section 4999), a Participant who satisfies the conditions in Section 4.1 (In General) is entitled to receive a Prorated Bonus equal to the Annual Bonus the Participant would have received for the bonus year in which the Qualifying Termination occurs based on the actual performance of the Company and/or the Participant, as applicable, multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the bonus year including the date of the Qualifying Termination and the denominator of which is 365.

(b)	Time and Form of Payment

A Participant’s Prorated Bonus is to be paid to the Participant in the form of a lump sum at the time annual bonuses are typically paid to employees, but no later than March 15th of the year following the year in which the Participant’s Qualifying Termination occurs.

4.5Offset of Severance Pay

The Severance Pay and Prorated Bonus payable to a Participant under the Plan will be reduced by any cash payments (including salary or wage payments) that the Participant receives or is entitled to receive from any Employer pursuant to (i) the WARN Act; (ii) any other severance plan, program, policy, or arrangement of any Employer; (iii) any employment, severance, or separation agreement with any Employer, including any payment during or in lieu of a notice period prior to termination of employment; and (iv) any payments otherwise required by applicable law. However, the Severance Pay and Prorated Bonus payable to a Participant under the Plan will not be reduced by any cash payments that the Participant receives or is entitled to receive under any cash-settled equity awards that may vest as a result of the Participant’s Qualifying Termination.

4.6Application of Section 4999

If any amount payable to a Participant under Section 4.2 (Severance Pay), Section 4.3 (COBRA Subsidy), Section 4.4 (Prorated Bonus), or otherwise as a result of the Participant’s Corporate Transaction Termination would constitute a “parachute payment” within the meaning of section 280G of the Code and, but for this Section 4.6 (Application of Section 4999), would be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the Participant’s payments under the Plan will be reduced to the greatest amount that would not be subject to the Excise Tax if, after taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, the Participant would retain a greater amount on an after-tax basis following such reduction.

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Section 5.

PIIA and Cooperation

5.1In General

In consideration for the benefits made available under the Plan, each Participant hereby reaffirms any restrictive covenants contained in the Participant’s PIIA and acknowledges that the Severance Benefits are contingent upon the Participant’s compliance with the PIIA and this Section 5 (PIIA and Cooperation).

5.2Cooperation

The Participant will answer any questions that may arise; make himself or herself reasonably available to assist the Company in its transition following Participant’s termination of employment; and cooperate with any other reasonable requests by the Company which may require the Participant’s services after the Participant’s termination of employment. For purposes of this Section 5.2 (Cooperation), the transition period shall be for the one (1) year period following the Participant’s termination of employment. Participant will not seek or be entitled to any additional compensation for such assistance or cooperation.

5.3Forfeiture and Recoupment

If a Participant breaches any of the covenants set forth in the Participant’s PIIA, this Section 5 (PIIA and Cooperation) or in any other agreement with the Employer, or as otherwise imposed by law, the Employer has no further obligation to pay to the Participant any Severance Benefits under the Plan, and the Participant is obligated to repay to the Employer all Severance Benefits previously paid to, or on behalf of, the Participant under the Plan.

Section 6.

Release

A Participant is not entitled to any Severance Benefits under this Plan unless, on or following the effective date of the Participant’s Qualifying Termination, the Participant timely executes, and does not subsequently revoke, a release satisfactory to the Company releasing the Employer; the Company; its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents; and their predecessors, successors, and assigns from any and all employment-related claims the Participant or the Participant’s successors and beneficiaries might then have against them (excluding any claims the Participant might then have under this Plan). The release will be substantially in the form that is attached as Exhibit A; provided, that the release may be amended from time to time by the Employer and the release upon which Severance Benefits are contingent will be the release in effect as of the Participant’s Qualifying Termination.

Section 7.

Nature of Participant’s Interest in the Plan

7.1Status of Plan

The Plan is intended to be a plan that is not qualified within the meaning of section 401(a) of the Code and that is unfunded and “maintained by an employer primarily for the purpose of providing benefits for a select group of management or highly compensated employees” within

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the meaning of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

7.2No Right to Assets

Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of any Employer. Nothing contained in the Plan, and no action taken under its provisions creates, or will be construed to create, a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person. The Company’s promise to pay benefits under the Plan at all times remains unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.3Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, encumber, transfer, hypothecate, alienate, or otherwise convey in actual receipt, the amount, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.

7.4No Rights upon Death or Disability

A Participant’s death or Disability creates no rights to payment of benefits under the Plan and will not be treated as an involuntary termination by the Employer.

7.5Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

7.6Withholding and Tax Liabilities

Any withholding obligation under applicable tax laws may be deducted from benefits paid under the Plan to the extent deemed necessary by the Administrator. However, the Participant will bear the cost of, and indemnify the Company and (if different) the Participant’s Employer for, any taxes and employee social security contributions not withheld on benefits provided under the Plan, regardless of whether withholding is required.

Section 8.

Administration of the Plan

8.1Authority and Powers of the Administrator

The Administrator will administer the Plan. The Administrator’s powers include, but are not limited to, the discretionary power to (a) adopt rules necessary to administer the Plan; (b) interpret the Plan and decide all questions relating to the interpretation of the terms and provisions of the Plan; and (c) resolve all other questions arising under the Plan (including the

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power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrator has full discretionary authority to exercise each of the foregoing powers and any other power granted to it under the terms of the Plan. Any individual serving on the Compensation Committee who is a Participant shall not vote or act on any matter relating solely to such Participant.

8.2Binding Effect of Decisions

The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated by the Administrator hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.3Agents

In the administration of this Plan, the Administrator may, from time to time, employ or designate agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

8.4Indemnity of the Administrator

All Employers shall indemnify and hold harmless the Administrator (including the members of the Compensation Committee or any other committee to which the Administrator may delegate authority), and any employee or committee to whom duties of the Administrator may be delegated, against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrator (including any member of the Compensation Committee or any other committee to which the Administrator may delegate authority) or any such employee, in which case the member(s) or employee(s) who engaged in the misconduct shall not be eligible for indemnification.

8.5Employer Information

To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of its Participants, the date and circumstances of the Qualifying Termination of its Participants, and such other pertinent information as the Administrator may reasonably require.

8.6Payment on Behalf of Person Unable to Manage Affairs

If the Administrator shall find that any person to whom any amount is payable under this Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Administrator may determine. The Administrator may require proof of minority, incompetence, incapacity, or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

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If a Participant dies after having a Qualifying Termination, any payment of the Participant’s Severance Benefits remaining due to the Participant will be paid to the Participant’s estate at the time such payment would otherwise be paid to the Participant.

8.7Amendment, Suspension, and Termination

(a)

Subject to Section 8.7(b), Section 8.7(c), and Section 8.7(d), the Board, or a committee designated by the Board, may, at any time, amend, suspend, or terminate the Plan in whole or in part at any time with respect to any or all Employers.

(b)

No amendment, suspension, or termination of the Plan may reduce any benefit payable to a Participant who has already experienced a Qualifying Termination without the Participant’s express written consent.

(c)

Any resolution to amend or terminate the Plan that is adopted or becomes effective during the period beginning thirty (30) days before a Corporate Transaction and ending two (2) years after a Corporate Transaction may not adversely affect in a material way an individual who was a Participant as of immediately before the Corporate Transaction, without such individual’s express written consent.

(d)

Notwithstanding the foregoing, either the Board or the Administrator may amend the Plan at any time to the extent necessary to avoid adverse consequences under any applicable law. Any such amendment shall, to the maximum extent possible, preserve the Plan’s benefits for all Participants.

8.8Severability

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.

8.9Successors

The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns, and with respect to Section 5 (PIIA and Cooperation) the Participant and the Participant’s successors.

8.10Section 409A

(a)

The Plan will be interpreted to ensure that the payments contemplated hereby to be made by the Employer to a Participant are exempt from or comply with Section 409A and all provisions of this Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A; provided, that nothing in this Plan will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Participant to any Employer or any other individual or entity.

(b)

Any payments made under this Plan that satisfy the requirements to be either separation pay due to an involuntary separation from service within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii) or a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) shall, to the maximum extent possible, not be treated as deferred compensation subject to Section 409A.

LanzaTech Executive Severance Plan	12

(c)

To the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment,” “separation of service,” or like terms shall mean separation from service. Each installment payment required under this Plan shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, a Participant is a “specified employee” within the meaning of Section 409A, any payment to such Participant that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by Section 409A(a)(2)(B)(i) of the Code).

(d)

Any taxable reimbursement due under the terms of this Plan will be paid no later than December 31st of the year after the year in which the expense is incurred and will comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

(e)

If the period during which a Participant who has a Qualifying Termination has discretion to execute or revoke a release straddles two calendar years, the Company will make the payments that are subject to Section 409A of the Code and that are conditioned upon the release no earlier than January 1st of the second of such calendar years, regardless of which taxable year such Participant actually delivers the executed release to the Company.

8.11Governing Law

The Plan and any related documents and matters shall be governed by and in accordance with the laws of the State of Illinois (disregarding the choice of law rules of any jurisdiction), except as to matters of federal law.

8.12Notices, Delivery, and Signature

All notices, requests, demands, and other communications required or permitted to be given in writing pursuant to the terms of this Plan shall be deemed given and received: (a) when delivered personally; (b) when sent by email, by facsimile transmission, or other electronic means; or (c) when received, if mailed by first class registered or certified mail, postage prepaid. For purposes of notice, the addresses, and facsimile number (if any) of the Company shall be as follows:

8045 Lamon Ave.
Suite 400
Skokie, IL 60077
Attention: VP Operations
Fax: +1 847 324 2399

The Company shall have the right to change its address for notice, and the person who is to receive notice at any time.

LanzaTech Executive Severance Plan	13

For purposes of the Plan, a document shall be considered to be executed if signed electronically pursuant to procedures approved by the Company.

8.13Complete Statement of Plan

This Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.7 (Amendment, Suspension, and Termination). A Participant’s right to any benefit of a type provided under the Plan is determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.13 (Complete Statement of Plan), for purposes of determining benefits with respect to a Participant, this Plan will be deemed to include the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into this Plan.

Section 9.

Claims and Appeals

9.1In General

The Administrator will establish claims and appeals procedures for requests for benefits under the Plan.

9.2Time Limit on Commencing Litigation and Forum Selection

(a)

If a claimant wishes to file a lawsuit against the Plan to (i) recover benefits believed due under the terms of the Plan or any law; (ii) clarify the claimant’s right to future benefits under the Plan; (iii) enforce the claimant’s rights under the Plan; or (iv) seek a remedy, ruling, or judgment of any kind against the Plan or against any Plan fiduciary or party-in-interest (within the meaning of ERISA) that relates to the Plan, the claimant must file the suit within the Applicable Limitations Period (as defined below) or the suit will be time-barred.

(b)	The “Applicable Limitations Period” is the period ending three years after:
(i)

In the case of a claim to recover benefits allegedly due under the Plan or to clarify rights to future benefits from the Plan, the earliest of (A) the date the first benefit payment was actually made; (B) the date the first benefit payment was allegedly due; or (C) the date the Company, the Plan, or the Administrator first repudiated the alleged obligation to provide such benefits.

A repudiation may be made in the form of a direct communication to the claimant (e.g., denial of a claim under administrative review procedures established by the Administrator) or a more general oral or written communication related to benefits payable under the Plan (for example, a summary plan description, a summary of material modifications, a benefit statement, or an agreement or offer letter).

LanzaTech Executive Severance Plan	14

(ii)	In the case of a claim or action to enforce an alleged right under the Plan (other than a claim for plan benefits), the date the Plan first denied the claimant’s request to exercise such right.
(iii)

In the case of any other claim or action, the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based, regardless of whether the claimant was aware of the legal theory underlying the claim or action.

(c)	If a lawsuit is filed on behalf of more than one individual, the Applicable Limitations Period applies separately with respect to each individual.
(d)

If a request for administrative review under the claims procedures established by the Administrator is pending when the Applicable Limitations Period expires, the Applicable Limitations Period will be extended to the date that is sixty (60) calendar days after the final denial (including a deemed denial) of such claim on administrative review.

(e)

The Applicable Limitations Period replaces and supersedes any limitations period that ends at a later time and that otherwise might be deemed applicable under state or federal law in the absence of this Section 9.2 (Time Limit on Commencing Litigation and Forum Selection). The Applicable Limitations Period does not extend any limitations period under state or federal law.

(f)

The Administrator may extend the Applicable Limitations Period upon a showing of exceptional circumstances, but such an extension is at the discretion of the Administrator and is not subject to review.

(g)

If the claimant files a lawsuit pursuant to this Section 9.2 (Time Limit on Commencing Litigation and Forum Selection), the claimant must file the lawsuit in the United States District Court for the district in which the Plan is principally administered or in the United States District Court for the district in which the claimant lives or, in the case of an action brought by more than one plaintiff, the United States District Court for the district in which the largest number of plaintiffs live. If any putative class action is filed in a jurisdiction other than one of those described above, or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan (such as a Plan fiduciary, the Administrator, or a party-in-interest), and all alleged Participants must take all necessary steps to have the action removed to, transferred to, or re-filed in one of the jurisdictions described above. This forum selection provision is waived if no party invokes it within 120 days of the filing of a putative class action or the assertion of class action allegations. This provision does not waive the requirement to exhaust administrative remedies before initiating litigation.

9.3Interpretation

The provisions of this Section 9 (Claims and Appeals) are intended to comply with section 503 of ERISA and any relevant guidance issued thereunder and will be administered and interpreted in a manner consistent with such intent.

LanzaTech Executive Severance Plan	15

EXHIBIT A.

GENERAL RELEASE

(a)

In consideration for the payments and other considerations offered to me under the LanzaTech Executive Severance Plan (the “Plan”), to which I would not otherwise be entitled, and deeming this General Release to be fair, reasonable, and equitable, and intending to be legally bound hereby, I, _________________, agree to and hereby do, for myself and for each of my heirs, representatives, executors, administrators, and assigns, forever and irrevocably fully release and discharge LanzaTech Global, Inc. (the “Company”), and any subsidiary, affiliate, related business entity or person, employee benefit plan or fund, and its and their respective officers, directors, employees, agents, trustees, predecessors, successors, purchasers, assigns, and representatives (with the Company, the “Released Parties” and each a “Released Party”), of and from any and all complaints judgments, claims, demands, debts, actions or causes of action, obligations, damages, and liabilities whatsoever which I now have, have had, or may have, whether the same be known or unknown, at law, in equity, or mixed, in any way arising out of or relating to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction that occurred on or before the date of this General Release.

I expressly acknowledge that, except for claims under the state’s workers’ compensation act, [For Illinois Only: the Illinois Workers’ Compensation Act, the Illinois Workers’ Occupational Disease Act, Employee Credit Privacy Act, and Illinois Wage Payment and Collection Act; and claims for unemployment benefits under the Illinois Unemployment Insurance Act/ For D.C. Only: the D.C. Payment and Collection of Wages Act and the unemployment insurance law or with respect to D.C.’s minimum wages requirements/ For Texas Only: and the unemployment insurance law], this General Release includes, but is not limited to, any claims arising out of or related to my employment with the Company and my separation therefrom. I also release and waive any and (1) all claims arising under any express or implied contract; (2) all claims arising under any law (federal, state, or local), rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, Executive Order 11246, Executive Order 11141, 42 U.S.C. section 1981, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act (regarding existing but not prospective claims), the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act of 1988, the Occupational Health and Safety Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”) (except a claim relating to whether this release or waiver is valid under the ADEA and except for any claims under the ADEA that may arise after the date this General Release is executed by me), the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, [For Illinois Only: the Immigration Reform and Control Act, the Illinois Human Rights Act (IHRA), the Right to Privacy in the Workplace Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, the Illinois Biometric Information Privacy Act, the Illinois Constitution, as well as any claims under local statutes and ordinances that may be legally waived and released, including the Cook

LanzaTech Executive Severance Plan	Exhibit A - 1

County Human Rights Ordinance and the Chicago Human Rights Ordinance/ For Texas Only: the Immigration Reform and Control Act, the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, and Chapter 21 of the Texas Labor Code) / For D.C. Only: the Immigration Reform and Control Act, the DC Human Rights Act, the DC Family and Medical Leave Act, and the DC Accrued Sick and Safe Leave Act], all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released (provided, that the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner); (3) all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; (4) all state and federal whistleblower claims to the maximum extent permitted by law; and (5) all claims to any non-vested ownership interest in the Company, contractual or otherwise.

(b)

Except as described below, I agree and covenant not to file any suit, charge, or complaint against any of the Released Parties in any court or administrative agency, with regard to any claim, demand, liability, or obligation arising out of or related in any way to any aspect of my employment with the Company and/or separation therefrom. I further represent that I am aware of no claims, complaints, charges, or other proceedings, initiated by me or initiated on my behalf, that are pending in any court, administrative agency, commission, or other forum that relate directing or indirectly to any aspect of my employment with the Company. Further, I acknowledge and understand that notwithstanding the release of claims otherwise provided for in Section (a), (1) this release of claims does not prevent me from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding); (2) nothing in this release of claims shall be construed to be a waiver by me of any benefit that vested in any employee benefit plan prior to my termination date or as a waiver of my right to continue any benefit in accordance with the terms of an employee benefit plan; (3) nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement; (4) nothing in this release of claims shall be construed to waive any right I may have to indemnification under any insurance policy or the provisions of any governing documents of the Company; and (5) nothing in this release of claims shall in any way prohibit me from bringing any complaint, claim, or action seeking to challenge the validity of this General Release and/or bringing any complaint, claim, or action alleging a breach of this General Release by the Company. In the event that I decide in the future to commence, or attempt to commence, any action or litigation against any Released Party, except as it relates to an action or litigation contemplated by clauses (1) through (5), this will constitute a breach of this General Release, and I will be obligated, to the fullest extent permitted by applicable law, to pay to the Company the greater of: (i) all amounts paid to me by the Company, or expended by the Company on my behalf, under the Plan less $100.00; and (ii) the amount of reasonable attorney’s fees and other litigation costs incurred by the Company in connection with such action or litigation. In that event, the General Release granted by me shall nonetheless remain

LanzaTech Executive Severance Plan	Exhibit A - 2

in effect, unless otherwise modified by a court of competent jurisdiction. For the avoidance of doubt, to the extent any benefit has not yet been paid to me in accordance with the terms of the Plan, my breach of this General Release shall excuse the Company from paying any such unpaid benefit.

(c)

[If age 40 or older, include the following: I acknowledge that with this document I have been advised in writing to consult with an attorney prior to executing this release of claims, including any ADEA claims, and that I have been given at least [If not part of group termination: 21 days/ If part of group termination: 45 days] in which to consider entering into the waiver of this release of claims, including the ADEA claims, if any. If I decide to sign before the expiration of ___ days, I acknowledge that I am doing so knowingly and voluntarily. [If not part of group termination: In addition, I acknowledge that I have been informed that I may revoke a signed release of claims, including the waiver of the ADEA claims, for up to 7 days after executing this General Release and that to be effective, my revocation must be in writing, signed, dated, and delivered to _______________ at the Company no later than 7 days from the date on which I sign this General Release./ If part of group termination: In addition, I acknowledge that I have been provided the attached OWBPA Disclosure[1] and informed that I may revoke a signed release of claims, including the waiver of the ADEA claims, for up to 7 days after executing this General Release and that to be effective, my revocation must be in writing, signed, dated, and delivered to _______________ at the Company no later than 7 days from the date on which I sign this General Release.] If the 7th day falls on a weekend or holiday, my revocation must be delivered the next business day.]

[If age 39 or younger and in Illinois: I acknowledge that with this document I have been advised in writing to consult with an attorney prior to executing this release of claims and that I have been given at least 21 days during which to consider entering into this release of claims. If I decide to sign before the expiration of 21 days, I acknowledge that I am doing so knowingly and voluntarily. In addition, I acknowledge that I have been informed that I may revoke a signed release of claims for up to 7 days after executing this General Release and that to be effective, my revocation must be in writing, signed, dated, and delivered to _______________ at the Company no later than 7 days from the date on which I sign this General Release. If the 7th day falls on a weekend or holiday, my revocation must be delivered the next business day.]

(d)

I acknowledge that I may hereafter discover claims or facts in addition to, or different from, those which I now know or believe to exist with respect to the subject matter covered by this agreement and which, if known or suspected at the time of executing this agreement, may have materially affected this agreement or my decision to enter into it. Nevertheless, I hereby waive any rights, claims, or causes of action that might arise as a result of such different or additional claims or facts.

(e)	I acknowledge that the Company expressly denies liability of any kind to me, and nothing contained in this agreement will be construed as an admission of any liability.
(f)	I understand that my receipt and retention of the separation benefits covered by the Plan are contingent not only on my execution of this General Release, but also on my

LanzaTech Executive Severance Plan	Exhibit A - 3

continued compliance with my other obligations under the Plan, including certain post-employment restrictive covenants.

(g)

On my last day of employment, I will deliver to a Company representative, at a location to be determined, all Company property which I have in my possession, including all confidential information, business equipment and accessories, office equipment, account lists or client contact lists, credit cards, keys, access cards, software, work product, and documents, including copies of all such items.

(h)	I agree that (1) no one has interfered with my ability to report to the Company any possible violations of any law, and (2) it is the Company’s policy to encourage such reporting.
(i)

I agree that I will not (1) make, publish or communicate, to any entity or person or in any public forum, any defamatory remarks, comments, or statements concerning the Company’s products or services; or (2) make any maliciously false statements about the Company or any Released Party. I understand that this paragraph does not, in any way, restrict or impede me from (i) exercising any protected rights to the extent that such rights cannot be waived by agreement or (ii) complying with any applicable law or regulation or any valid order of a court of competent jurisdiction or an authorized government agency; provided, that such compliance does not exceed the extent required by such law, regulation or order. I will promptly provide written notice of any such order to the Company’s President, Chief Executive Officer, or Board of Directors.

(j)

I acknowledge that the Plan and this General Release set forth the entire agreement between me and the Company with respect to the subject matter contained herein and supersedes all prior and contemporaneous oral and written agreements and discussions. After, I execute this General Release, it may be amended only by an agreement in writing signed by a duly authorized representative of the Company and by me. [If age 40 or older or in Illinois include: I hereby agree that any amendment to this General Release, whether material or immaterial, will not restart the [21/45]-day period discussed under subsection (c).]

(k)

By executing this General Release, I acknowledge that I have carefully reviewed all of the provisions of this General Release and all the provisions of the Plan as described in the plan document and the Summary Plan Description; have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents; and have had the opportunity to receive independent legal advice with respect to executing this General Release.

(l)

I agree to hold the provisions of this General Release in strictest confidence and not to publicize or disclose the terms of this General Release in any manner; provided, that: (a) I may disclose this General Release in confidence to my immediate family, attorneys, accountants, tax preparers, and financial advisors; and (b) I may disclose this General Release insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

(m)

This General Release shall be interpreted and construed in accordance with the laws of the United States of America and the State of [Illinois/Texas/Washington D.C.], excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another

LanzaTech Executive Severance Plan	Exhibit A - 4

jurisdiction, except for the application of pre-emptive federal law. Should this General Release be held invalid or unenforceable in whole or in part with respect to any particular claim or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

I understand, acknowledge, and agree to the terms and conditions, including the releases and waivers, set forth in this General Release. [If age 40 or older: I have been given at least [If not part of group termination: 21 days/ If part of group termination: 45 days] days to consider this General Release, and I have chosen to execute this on the date below. I intend that this General Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.] [If age 39 or younger and in Illinois: I have been given at least 21 days to consider this General Release, and I have chosen to execute this on the date below. I intend that this General Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.] [If age 39 or younger and in D.C. or Texas: I have been given at least [insert number of days; no statutory minimum, but suggest at least 5 calendar days] days to consider this General Release, and I have chosen to execute this on the date below.]

Date:
Print Name

Signature

LanzaTech Executive Severance Plan	Exhibit A - 5

Addendum

With respect to a Designated Employee, the following overriding provisions shall apply:

1.

Notwithstanding Section 4.2(a)(i), a Designated Employee’s Severance Pay following a Qualifying Termination shall be calculated using eighteen (18) months of such Participant’s Base Salary as in effect at the time of the Qualifying Termination.

2.

Notwithstanding Section 4.2(a)(ii), a Designated Employee’s Severance Pay following a Corporate Transaction Termination shall be calculated using twenty-four (24) months of such Participant’s Base Salary as in effect at the time of the Qualifying Termination.

3.	Notwithstanding Section 4.3(a), a Designated Employee shall be entitled to up to eighteen (18) months of Subsidized COBRA, subject to the limitations in Section 4.3(b) and Section 4.3(c).

Designated Employee means an employee of the Employer listed on the schedule maintained by the Administrator and incorporated by reference herein.

LanzaTech Executive Severance Plan	Addendum - 1